Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this registration statement on Form S-1 of Xcel Brands, Inc. and Subsidiaries of our report dated March 15, 2013 on our audit of the consolidated financial statements of Xcel Brands, Inc. and Subsidiaries as of December 31, 2012, and for the year then ended. We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP
New York, New York
September 19, 2013